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                     ___________________________________________


                                  BREWING AGREEMENT

                                       BETWEEN

                          UNITED BREWERIES OF AMERICA, INC.

                                         AND

                              UNITED CRAFT BREWERS, INC.

                     ___________________________________________

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                                  BREWING AGREEMENT
                                  TABLE OF CONTENTS


                                                                            Page
                                                                            ----

    Clause 1       Definitions                                              2-4
    Clause 2       Appointment                                                4
    Clause 3       Technology and Technical Assistance                      4-5
    Clause 4       Confidentiality                                          5-6
    Clause 5       Specifications                                           6-9
    Clause 6       Payments                                                   9
    Clause 7       Termination                                            10-11
    Clause 8       Trade Marks                                            11-12
    Clause 9       Force Majeure                                             12
    Clause 10      No Assignment                                             13
    Clause 11      Notices                                                   13
    Clause 12      Term                                                      13
    Clause 13      Arbitration                                               13
    Clause 14      Governing Law                                             14
    Clause 15      Records                                                   14
    Clause 16      Limitation of Liability                                14-15
    Clause 17      Supplying the Products                                 15-16
    Clause 18      Delivery                                                  16
    Clause 19      Returns and Allowances                                    16
    Clause 20      Non-Competition                                           16
    Clause 21      Miscellaneous                                          16-17


    Schedule 1                                                               18
                                                                             19

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THIS AGREEMENT is made on _____________, 1997


AMONG:

    i) UNITED BREWERIES OF AMERICA INC., a Delaware corporation having its principal place of business at 1 Harbor Drive, Suite 102, Sausalito, California, 94965 ("UB") which term shall unless repugnant to the context mean and include its successors or assigns; and

    ii) UNITED CRAFT BREWERS, INC., a Delaware corporation ("UCB") which term shall unless repugnant to the context mean and include its successors or assigns.


RECITALS:

    1. UB has for many years though its affiliates brewed at its Breweries in India and also has in certain other countries around the world sold the Kingfisher Products and has established a reputation and goodwill for its lager beer under its Trade Marks.

    2. UB through its affiliates, possesses special technical information and Know-how relating to the brewing, selling, and manufacture of the Kingfisher Products and is actively engaged in research and development of new technical information and Know-how relating thereto.

    3. Following the Consolidation (as defined in the Investment Agreement dated as of January 30, 1997, among UB, UCB and various other parties, as amended ("the Investment Agreement")) UCB will have the technical capability to produce beer.

    4. UCB is desirous of entering into co-operation with UB for the purpose of production and bottling of the Kingfisher Products as per the Specifications and Know-how provided by UB and upon the terms and conditions hereinafter contained.

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IT IS AGREED as follows:

1.  Definitions

    In this Agreement (including the Recitals) the following words and phrases shall, unless the context requires otherwise, have the following meanings:

    1.1   Affiliate

          Shall mean when used in relation to any Person, any other Person which shall be at that time directly or indirectly in control of, controlled by, or under common control with, such Person.

    1.2   Agreement

          Means this Agreement, any amendments, modifications, supplements, restatements, or notations thereto or thereof, as applicable.

    1.3   Brewery

          The brewing plant of UCB where the Kingfisher Products shall be manufactured.

    1.4   Brewery Goods

          Ale, beer (clear and opaque), lager, stout, porter, malt liquor, and all other alcoholic and non-alcoholic brewery goods.

    1.5   Effective Date

          The Closing Date as set forth in Section 2.2 of the Investment Agreement.

    1.6   Investment Agreement

          Shall have the meaning set forth in Recital 3.

    1.7   Kingfisher Products

          Lager and other beer products brewed and prepared for sale in bottled, canned, and draught form and any other form required by UB under the Trade Marks.

    1.8   Know-how

          All relevant technical information, data, and material not otherwise generally known relating to manufacture of the Kingfisher Products and includes characteristics, selection, judgement of properties, and data relating to materials


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          for the manufacture of the Kingfisher Products, processes, techniques, and methods used or useful in the production of the Kingfisher Products and equipment and data relating to the packaging of the Kingfisher Products owned and developed by UB and disclosed to UCB hereunder.

    1.9   Net Sales Revenue

          The gross revenues less applicable duties, levies, and taxes related to sales.

    1.10  Person

          Includes bodies corporate, individuals, firms, partnerships, and any other body of persons whether incorporated or unincorporated.

    1.11  South East Asian Lager

          Any brand of lager:

          (a) with sales in a country in South East Asia equal to 50% or more of the total worldwide sales for such brand of lager; and

          (b) which is marketed or sold as originating from such country in South East Asia.

    1.12  Specifications

          The specifications for the composition, process procedures, standards of quality, and presentation of Kingfisher Products as required under this Agreement.

    1.13  Term

          Shall mean the period contemplated in Clause 12.

    1.14  Trade Marks

          1.14.1 The trade marks specified in Schedule 1 of this Agreement and all trademarks, service marks, logotypes, commercial symbols, insignias, and designs, and all other registered and unregistered marks, names, and rights in or relating to the "Kingfisher" name and the Kingfisher logo (such logo being represented in Schedule 1 thereof) and the names "Taj Mahal" and "Sun Lager", which have been filed for registration and shall be owned or used or both by UB in the United States.

          1.13.2 Such further trademarks, names and logos as UB may from time to time make available to UCB during the Term for use in connection with the manufacture of the Kingfisher Products.


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    1.15  UB

          United Breweries of America, Inc. together with its Affiliates.

    1.16  UCB

          United Craft Brewers, Inc. together with its Affiliates.

    1.17  Year

          Each period of 12 calendar months during the term of this Agreement commencing on the 1st of January and ending on the 31st of December except that the first Year shall be the period from the date of this Agreement to the 31st of December, 1997.

2.  Appointment

    2.1 UB hereby grants to UCB the personal, non-assignable, non-transferable, exclusive right during the Term to manufacture, label, and package Kingfisher Products which are brewed outside of India for sale in North America for UB and for no other purpose upon the condition that the Kingfisher Products shall be produced according to the Know-how and Specifications prescribed by UB under this Agreement.

    2.2 UCB shall manufacture or package the Kingfisher Products with the Trade Marks as directed by UB.

    2.3 UCB may not use the Know-how or Specifications to manufacture Brewery Goods under the trade marks belonging to UCB or under the trade mark or name belonging to any other person without the prior written consent of UB.

3.  Technology and Technical Assistance

    3.1 UB will, on the terms of this Agreement, make available to UCB, at UB's option, the Know-how and technology now in the possession of UB or which shall during the tenure of this Agreement be developed or acquired by UB, provided that nothing herein contained shall require UB to disclose to UCB any Know-how or transfer any technology which is or shall come into UB's possession subject to an obligation not to disclose the same to any third parties.

    3.2 UB may, at its option, twice every year throughout the duration of this Agreement in accordance with a program to be agreed between the parties hereto arrange for a member of its technical staff to visit the Brewery. Such member of the technical staff shall inspect the Brewery and all concerned laboratory departments and advise as to processing and quality control of the Kingfisher Products to ensure implementation of this Agreement from the quality control


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          point of view.  The cost of such visit shall be incurred by UB including cost for travel, accommodation, and local expenses.

    3.3 If and when so requested by UCB, UB will at UCB's expense, under special agreement furnish to UCB the services of trained experts in the Know-how so far only as is necessary to assist UCB in the manufacture of the Kingfisher Products in accordance with the Know-how and such trained experts shall only act as advisers who shall make reports and submit their recommendations.

    3.4 If and when so requested by UCB, UB will, at UCB's expense, under special agreement supply technical assistance and prepare specifications, plans, and drawings for the construction of new Breweries or alteration of the existing Brewery. Such material will be in a form which can be used by local professional advisers and contractors having the necessary qualified expertise. UB will provide the services of such technicians as may be reasonably required to implement any such construction under the terms of the special agreement.

    3.5 During the term of this Agreement technical personnel of UCB shall at UCB's expense, after agreement with UB, have the right by prior arrangement to visit the relevant research, development, and production facilities of UB and obtain the relevant Know-how practiced, developed or available there.

    3.6 Any personnel of UCB visiting the center of research, development, and production facilities of UB under Clause 3.5 hereof shall be such personnel as have sufficient knowledge and experience in brewing of beer to be able to benefit fully from such visits, advice, or instruction.

    3.7 UCB shall make available office space at the Brewery, at UCB's cost, for UB's technical personnel and logistics personnel and their secretarial support which personnel shall be employed by and compensated by UB.

4.  Confidentiality

    4.1 UCB shall receive in confidence and maintain all disclosure of Know-how and Specifications and any other information obtained about UB's business or affairs confidential and shall not at any time disclose to others or itself use outside of this Agreement any such information either during the tenure of this Agreement or on the expiry of the Agreement and to the extent necessary in the exercise of the rights granted under this Agreement.

    4.2 In respect of any particular item of Know-how, Specifications, and other secrets, UCB shall obtain a pledge of secrecy from any member of its staff to whom such disclosure is made.

    4.3 All Know-how acquired by UCB under the terms of this Agreement and any improvements in the Specifications made by UCB relating to the production and


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          packaging of the Kingfisher Products shall be and remain the sole property of UB and shall be used by UCB only in accordance with the provisions of this Agreement.

5.  Specifications

    5.1   UCB will brew, bottle, package, and store the Kingfisher Products:

          5.1.1 In exact conformity with the Specifications which include all ingredients, raw materials, formulae, processes, methods and standards of quality laid down, and the directions given, by UB;

          5.1.2 In full compliance with all applicable laws, by-laws, and regulations in the United States; and

          5.1.3 Under the supervision at all times of a qualified UCB brewer of a standard of training and ability acceptable to UB.

    It is the UCB's responsibility to notify UB of any incompatibility between
    5.1.1 and 5.1.2 above. UB reserves the right to alter the Specifications and other matters specified above at any time.

    5.2 Prior to production of the Kingfisher Products, UB shall examine the Brewery and UCB shall for its own account make such alterations, renewals or extensions which may be deemed reasonably necessary by UB for the planned production. The Brewery and any other facilities shall contain such capacities as may be reasonably necessary in order to comply with UB's Specifications. Production of the Kingfisher Products under UB's Trade Marks shall not be started unless, in the reasonable opinion of UB, UCB establishes a satisfactory brewing facility. UCB agrees at all times to maintain a high standard of quality control in the Brewery on behalf of UB.

          In the event, after commencement of production of the Kingfisher Products, further alterations to plant equipment and process are found to be necessary to obtain the specified quality, such modifications will be carried out by UCB at its expense upon notification of such requirements from UB.

    5.3 The qualifications and competence of any brewmaster or technician of UCB for the production of Kingfisher Products will be examined by UB. In the event that further training or familiarization is deemed reasonably necessary by UB, the nature of such training will be defined and UCB shall ensure at UCB's expense that such person shall undergo such training prior to commencement of production. UCB covenants and agrees with UB that any brewmaster or technician assigned to the production of the Kingfisher Products will adhere to the Specifications to be provided by UB.


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    5.4   UCB shall give any officer or representative from UB, who in pursuance of this Agreement visits the Brewery, full access to the Brewery and shall furnish all relevant material and information requested with regard to the Kingfisher Products.

    5.5 UCB shall in accordance with the procedure established by UB carry out quality control including laboratory analyses of the Kingfisher Products manufactured and/or packaged by UCB. Such data shall be submitted to UB in accordance with UB's instructions.

    5.6 In order to secure a stable and proper quality of Kingfisher Products, samples of the first production of the Kingfisher Products in the Brewery of UCB shall, prior to any deliveries, be sent by UCB to UB for laboratory testing and no sales and no deliveries of Kingfisher Products from the Brewery shall take place until such samples are approved in writing by UB, which approval shall not be unduly delayed.

          Thereafter samples from current production (in-process as well as finished products) shall be sent by UCB to UB for analysis, comparison, and inspection by UB at such intervals as may be specified by UB from time to time.

          Furthermore, UCB shall regularly, but not more often than monthly, and in accordance with UB's instructions from time to time supply UB with samples of raw materials, bottles, crown corks, labels, glue, and other materials used for UB's approval.

          UB shall immediately notify UCB if any samples furnished are approved or disapproved, and UCB shall immediately take all necessary steps to comply with UB's instructions to bring the Kingfisher Products or material involved in the production hereof, up to the required standard. In the event that raw materials of a quality acceptable to UB, including malt, is not available, UCB shall use commercially reasonable efforts to import the same and in case such import is subject to government approval, UCB shall obtain necessary approvals and authorizations to import such raw materials from abroad. All costs of analyses or examination of such samples will be met by UB.

          By special agreement further laboratory analyses may at the request of UCB be carried out by UB in which case the costs will be charged to UCB.

    5.7 In the event that production or analytical data reported by UB or obtained from UB's analyses indicates, in the opinion of UB, unacceptable deviations from established standards, UB will send such person or persons from its technical staff as it may deem necessary in order to investigate and make remedial recommendations. The cost of such visit(s) will be charged to UCB.


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    5.8   UCB shall always stock the Kingfisher Products under adequate conditions and shall implement such stock rotation and control procedures as to prevent the Kingfisher Products from being delivered or sold to UB after a date two (2) months before the recommended "best before date".

    5.9 In case the quality of any Kingfisher Products do not meet with UB's requirements, production must forthwith be stopped and all relevant stocks withdrawn from the market at UCB's expense if UB so demands, and shall not be marketed until UB's written consent has been obtained.

          A final decision made by UB the effect of which is that the quality of the Kingfisher Products is not satisfactory to UB shall be final and binding upon UCB and cannot be re-examined by or submitted to any third party and neither may the decision be appealed against or submitted to a court for arbitration or a court of law.

    5.10 If at any time UB finds it necessary to introduce special ingredients or brewing compounds in connection with the manufacture of the Kingfisher Products, UCB shall be obliged to adhere to the advice of UB.

    5.11 5.11.1 For the purpose of upholding and protecting the good name and world-wide image of UB it is agreed that UCB shall consult UB as to the Specifications of the packaging such as type of bottles, cans, and other containers used by UCB for the sale of the Kingfisher Products including crown corks, lay-out and text of labels and materials, shape and text of exterior cartons and cases and shall adopt and comply with any requests made by UB in such matter which shall not infringe any relevant laws or official regulations.

          5.11.2 UCB shall disclose to UB the purchase price of such materials mentioned in 5 11.1.

          5.11.3 If UB is able to negotiate or obtain price discounts or procure such materials at prices that will result in cost savings to UCB, such benefit shall be made available to UB in the pricing by UCB of the Kingfisher Products.

    5.12 In any case whenever UCB is making use of the name or the Trade Marks of UB on labels, packaging, or the like, such names or Trade Marks shall be used only in exact conformity with the Specifications adopted by UB for such names and Trade Marks and particulars of which have been furnished to UCB. No use shall be made of the name or Trade Marks of UB otherwise than in exact conformity with such Specifications without the approval of UB. From the text of the labels on the Kingfisher Products it shall under all circumstances clearly appear that the contents have been produced by UCB under a license from UB.

    6.    Payments

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    6.1   In the event UCB requests UB's technical assistance UCB shall pay to
          UB reasonable reimbursable costs and fees as determined by UB in writing for services provided by special agreement pursuant to clauses 3.3, 3.4, and 5.6.

    6.2   Payment of the reasonable reimbursable costs, if any, under Clause
          6.1 of this Agreement shall be effected by UCB within 30 days after receipt of the relevant bills, statements, etc. from UB.

    6.3 Payment of the transport costs, if any, under Clause 18.1 of this Agreement shall be effected by UB within 30 days after receipt of the relevant bills, statements, etc. from UCB.

    6.4   All payments of amounts due to under this Agreement shall be paid in
          US   Dollars ($ USD) at the bank account of the principal offices of
          UCB or UB or in any other place as such party may direct.

    6.5 All costs relating to the forwarding of samples, documents, etc. in accordance with this Agreement are paid by UCB.

    6.6 The prices payable by UB for Kingfisher Products brewed by UCB and delivered to UB (or such persons as UB may direct) shall be as agreed between the parties. In the event that UCB's costs to brew the Kingfisher Products increase as a result of actions taken by UCB pursuant to Section 5.10 hereof, then the parties will adjust the prices payable pursuant to this Section 6.6 in a manner to be agreed upon in accordance with this cost increase.

    6.7 UCB shall issue invoices to UB and UB shall pay such invoices in full within 60 days in which the invoice is issued provided that delivery of the Kingfisher Products which are the subject of the order is properly made by UCB in accordance with the terms of the relevant received order.

7.  Termination

    7.1 Without prejudice to any rights of action or any claim of damages or right accrued at the date of termination, UCB and UB may by written notice forthwith terminate the Agreement if one or more of the following events occur.

          a) In the event of a default by the other party in the performance of any of the terms and conditions of this Agreement except in the case of force majeure as defined in Clause 10 below provided however, that either party retains the right to cure any such default not later than ninety (90) days after the notification of such default.

          b) In the event of the other party taking steps to file any voluntary petition under the federal or similar state bankruptcy laws, or consent to the filing of any such petition or consent to the appointment of a receiver, liquidator


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               or trustee in bankruptcy or a court of competent jurisdiction enters an order or decree under the federal or any similar state bankruptcy law (i) for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the other party of all or substantially all of its assets or for the winding up or liquidation of its affairs, or
               (ii) adjudicating the other party a bankrupt or insolvent or approving a petition seeking reorganization under any bankruptcy law, and in any event such order or decree has continued in force undischarged and unstayed for a period of ninety (90) days.

    7.2 Without prejudice to any rights or any claim of damages or right accrued at the date of termination UB shall have the right, if it so wishes, forthwith to immediately terminate the Agreement by written
          notice in the event of any   one or more of the following occurrences
          taking place:

          a) In the case of any misuse by UCB relating to the Trade Marks or, if UCB challenges the validity of any registration of the Trademarks or of any equivalent industrial or intellectual property rights of UB; provided, however, that UCB retains the right to cure any such default not later than thirty (30) days after the notification of such default.

          b) If UCB neglects its obligations to package the Kingfisher Products in such a way that this negligence will damage the name and reputation of UB; provided, however, that UCB retains the right to cure any such default not later than thirty (30) days after the notification of such default.

          c) If UCB for any reason produces the Kingfisher Products of quality which in the opinion of UB is not satisfactory, and the quality of the Kingfisher Products are not satisfactorily improved in the opinion of UB within fifteen (15) days after notification of such default in spite of the instructions given by UB's technicians.

          d) If there is a change in the effective control whether directly or indirectly of the ownership of UCB except for the consolidation and investment in UCB by UB as more particularly described in the Investment Agreement.

          e) If more than one half of the assets of UCB relating to the production, marketing, distributing, and retailing of Brewery Goods are transferred to a person, company, or organization otherwise than as a result of a reconstruction not involving a change of control; or

          f) If ten (10) percent or more of the issued voting shares of UCB are taken over or transferred whether directly or indirectly to a person, company or group with special interest in the brewing industry.


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          g)   If the start of production of the Kingfisher Products has not taken place at the latest three (3) months after the Effective Date or any extended period as may be mutually agreed to between UB and UCB in writing.

    7.3   Obligations and rights of parties upon termination or expiration.

          7.3.1 In the event of expiration or termination of this Agreement, UCB shall forthwith discontinue the use of the Trade Marks and shall not thereafter use, in any manner, or for any purpose, directly or indirectly, any of the same, or any trademarks or symbols identical to or deceptively similar thereto. UCB shall immediately return to UB any written embodiment including plates, labels, packaging materials, etc. incorporating the Trade Marks, logos or devices, and all other items which comprise the Know-how and Specifications for brewing and packaging the Kingfisher Products and shall not howsoever make use of the same after termination. UCB shall indemnify UB for any costs incurred by UB (including reasonable attorneys fees) in enforcing this 7.3.1 provision.

          7.3.2 The expiration or termination of this Agreement shall be without prejudice to any other rights or claims of UB against UCB or UCB against UB, or any other remedy available to UB or UCB, or relieve UB or UCB of any obligations which by their nature survive the expiration or termination of this Agreement.

          7.3.3 Upon or following the expiry or termination of this Agreement, UCB shall cease to manufacture Kingfisher Products under the Trade Marks and UB shall forthwith purchase any unsold stocks of Kingfisher Products that UCB may have in its possession at the then current price for such products.

8.  Trade Marks

    8.1 UB authorizes UCB to label and package Kingfisher Products with the Trade Marks for UB pursuant to the terms and conditions of this Agreement and upon the condition that the Kingfisher Products shall be produced and packaged according to the Know-how and Specifications prescribed by UB under this Agreement.

    8.2 UCB acknowledges UB's exclusive right, title and interest in and to Trade Marks which UB may have at any time adopted, used, registered or been issued in the United States of America or in any other location, and UCB agrees that it shall not do, or cause to be done, any acts or things contesting or in any way impairing or intended to impair any portion of UB's right, title, and interest in and to the Trade Marks. UCB acknowledges that, in connection with any reference to the Trade Marks UCB shall not in any manner represent that it possesses any ownership interest in the Trade Marks or the registration thereof,


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          nor shall any action taken by UCB or on UCB's behalf create in UCB's favor any right, title, or interest in and to the Trade Marks.

    8.3 UCB acknowledges UB's rights to any and all written material or packaging or both which UB provides with the Kingfisher Products. Additionally, UCB recognizes UB's exclusive right to seek copyright protection for and/or the registration of copyright protection for or the registration of copyright of any and all literature, promotional or descriptive materials furnished to UCB by UB.

    8.4 When referring to Trade Marks and copyrights, UCB shall comply with any and all applicable federal, state, and local laws and regulations.

9.  Force Majeure

    9.1 In the event that either party hereto shall be rendered wholly or partially unable to perform its obligations under this Agreement, other than obligations to render statements and make payments pursuant to the provisions of the Agreement, by reason or causes beyond its control, including but not restricted to acts of God, acts, omissions, or regulations of any Government or subdivision thereof, judicial action, fire, storm, accident, war, riot, labor disputes, or transportation failure, then the said performance of the obligations of such party, in so far as it is affected by such cause, shall, be excused during the continuance of any inability so caused provided that the party affected advises the other party in writing of its inability within seven days after such cause comes into existence.

    9.2 If due to war, warlike conditions, revolt, insurrections or any other force majeure condition the parties are prevented from maintaining normal relations, UCB shall to the best of its ability continue its activities in conformity with this Agreement until normal relations can be resumed, and in every possible way safeguard the interests of UB, and all payments and other amounts accruing to UB and which cannot be remitted to UB shall be deposited in a separate interest earning bank account in the name of UB until normal conditions are restored and UCB shall use its best endeavors to negotiate satisfactory interest terms for such deposited money which interest shall accrue and belong to UB.

10. No Assignment

    10.1 Except as otherwise provided in this Agreement, neither party shall without the prior written consent of the other assign, transfer, mortgage, charge or otherwise deal with any of its rights under this Agreement. Notwithstanding the foregoing, UB is entitled to assign its rights hereunder to a wholly owned company with fifteen (15) days notice to UCB.

11. Notices


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    11.1  Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whatever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

               IF TO UCB AT:
               United Craft Brewers, Inc.
               One Harbor Drive, Suite 102
               Sausalito, California  94965
               Attention:  Chief Executive Officer
               Telecopy Number:  (415) 289-1409

               IF TO UB AT:
               United Breweries of America, Inc.
               One Harbor Drive, Suite 102
               Sausalito, CA 94965
               Attention:  Vijay Mallya
               Telecopy Number:  (415) 289-1409

               WITH A COPY TO:
               Alan Talkington
               Orrick, Herrington & Sutcliffe LLP
               Old Federal Reserve Building
               400 Sansome Street
               San Francisco, CA 94111
               Telecopy Number:  (415) 773-5759

    11.2 The parties agree to send such notices to such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited, with the United States mail.

    12.   Term


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

    12.1 Unless sooner terminated in accordance with the provisions hereof, this Agreement shall commence on the Effective Date and shall continue until terminated by either party with six (6) months notice in writing to the other.

13. Arbitration

    13.1 All disputes arising in connection with this Agreement shall be settled under the American Arbitration Association by a single Arbitrator to be appointed in accordance with the rules of the association.

    13.2 The arbitration proceedings shall be held in San Francisco, California and shall be governed by the laws of the United States.

    13.3 Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to any such court for a judicial acceptance of the award and an order of enforcement as the case may be.

14. Governing Law

    14.1 This Agreement shall be construed and interpreted in all respects in accordance with, and governed by, the laws of the State of New York (without regard to the laws that might be applicable under principles of conflicts of law).

15. Records

    15.1 UCB shall record all production and deliveries of the Kingfisher Products, by such product categories as UB may reasonably request, and shall keep and maintain accurate records thereof throughout the term of this Agreement and any extensions or renewals hereof, and for one (1) year thereafter.

    15.2 UB shall have the right, upon five (5) days' written notice, to enter UCB's premises or other location where records are maintained to inspect, audit and make copies of any books of account, documents, records, papers and files of UCB relating to production and deliveries of the Kingfisher Products and upon notice by UB, UCB shall make any such material available for inspection.

    15.3 Within ninety (90) days after the end of each Year during the term of this Agreement and any extensions or renewals hereof, UCB shall furnish UB with a statement of the gross sales of the Kingfisher Products to UB for such Year by such product categories as UB may reasonably request. All such statements shall be prepared in accordance with generally accepted accounting principles consistently applied from applicable period to period and shall be certified by an officer of UCB as being true and correct and as being prepared in accordance


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

          with generally accepted accounting principles consistently applied from applicable period to period.

16. Limitation of Liability

    16.1 UB shall not be responsible for damages or otherwise for the utilization by UCB of the Know-how and the professional services and advice furnished to UCB by UB.

    16.2 Except as may be set forth herein and by law, all express and implied warranties, guarantees and conditions under statute or general law as to merchantability, description, quality, suitability, or fitness of the Know-how or Kingfisher Products for any purpose or otherwise are hereby expressly excluded and UB shall not be liable for physical or financial injury, loss, or damage of any kind arising out of the supply, operation, or use of the Know-how or the manufacture of the Kingfisher Products or arising out of the negligence of UB or in any other way whatsoever.

    16.3 Notwithstanding anything to the contrary in this Agreement or otherwise implied or applicable by law, UB shall not be liable to UCB or any other person by reason of any representation or implied warranty, condition or other term or any duty at common law, or under the express terms of this Agreement or implied by statute, for any consequential loss or damage (whether for loss or profit or otherwise and whether occasioned by the negligence of UB of its employees or agents or otherwise) arising out of or in connection with any act or omission of UB relating to the supply, operation, or use of the Know-how of the manufacture or sale of the Kingfisher Products or the consumption by any purchaser.

    16.4 If, notwithstanding the foregoing sections, UB shall become liable to UCB or any other Person or governmental authority for any reason whatsoever UB's liability shall be limited to the amount of One Hundred Thousand Dollars (USD 100,000.00) for the relevant Year during which the cause of action giving rise to such liability has arisen. UB shall in no event be liable for any incidental or consequential damages of any kind, whether or not foreseeable, arising out of or in connection with any breach of any warranty hereunder or nonconformity or defect in the Kingfisher Products.

    16.5 UCB is solely responsible for ensuring that the Kingfisher Products and their production, bottling, packaging, and storage, conform with all applicable laws, by-laws, and regulations, and will indemnify and keep indemnified UB, immediately on demand against all claims, losses, costs and expenses made against or suffered by UB arising out of, or in any way connected with, the brewing, bottling, packaging, storage, or other disposal of the Kingfisher Products by or on behalf of UB, unless those claims, losses, costs, and expenses are directly attributable to a defect in any product supplied by UB. UCB will effect and at all times maintain product liability insurance on the terms and in such amounts, and with insurers as UB approves, and will at all times note the interest of UB on the insurance policy.

17. Supplying the Products

    17.1 UCB agrees with UB to supply Kingfisher Products brewed by UCB to UB for delivery to UB (or such persons as UB may direct) for domestic or export sale in response to orders from UB in accordance with the order and the terms of this Agreement.

    17.2 UB shall provide to UCB on a monthly basis a rolling forecast of their requirements of Kingfisher Products for the following three months which shall be in reasonable commercial lot size amounts. Forecasts made in respect of any month may not thereafter be revised by more than 20% in either direction. UCB may but shall not be obliged to accept any order for Kingfisher Products from UB in excess of that party's final forecast for the month which the order is placed unless UCB receives timely notice to adjust the forecasts to reflect genuine market movement. UCB shall immediately notify UB in writing of its inability to meet the forecast for any period of time.

18. Delivery

    18.1 The Kingfisher Products shall be delivered to a common carrier designated by UB or its sublicensee, designee, agent or employee, F.O.B. UCB's Brewery, within ten (10) business days from the receipt of the corresponding order by UB. Identification of the product in the shipment shall occur when it is placed in the hands of the common carrier. The Kingfisher Products shall be packaged in the usual containers utilized by UCB. The risk of loss shall pass to UB from the time the product is placed in the hands of the common carrier.

    18.2 UB shall give UCB two (2) weeks' notice before each shipment is required.

19. Returns and Allowances

    UCB shall make additional Kingfisher Products available without any charge to UB, including without limitation insurance, reimbursement for all related freight and delivery costs, for any Kingfisher Products which are produced in defective condition or for shortage in count, provided however, that UB provides documented proof to substantiate any claim for defective condition of the product or shortage in count to UCB.

20. Non-Competition

    UCB agrees that during the Term of this Agreement and for a period of three years after its expiration or termination it shall not brew another South East Asian Lager.

21. Miscellaneous


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    21.1  The relationship between the parties hereto is contractual and nothing under the Agreement or any act performed pursuant thereto shall howsoever be construed as constituting one party as the agent of the other party.

    21.2 No waiver by either party of any violation or breach shall be deemed to be a waiver of any subsequent violation, default or breach of like nature.

    21.3 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and except as herein provided there are no other oral or written understandings or agreements between the parties hereto relating to the subject matter hereof.

    21.4 No amendment or other modification of this Agreement shall be valid or binding on either party hereto, unless reduced to writing and executed by the parties hereto.


IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THESE PRESENTS ON THE DAY, MONTH AND YEAR FIRST ABOVE MENTIONED.


UNITED CRAFT BREWERS, INC.
a Delaware corporation


By:  _________________________________________________
     ________________, President


UNITED BREWERIES OF AMERICA, INC.,
a Delaware corporation


By:  __________________________________________________
     Vijay Mallya, Chairman


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                                      SCHEDULE 1



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